FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Salem Street Trust

Series Number	7
Fund	Fidelity Municipal Income 2019 Fund
Trade Date	3/07/12
Settle Date	3/19/12
Security Name	NYC WTR 5% 6/15/19
CUSIP	64972F5Y8
Price	$123.150
Transaction Value	$615,750.00
Class Size	96,295,000
% of Offering	0.52%
Underwriter Purchased From	J.P. Morgan Securities LLC
Underwriting Members: (1)	M.R. Beal & Company
Underwriting Members: (2)	Barclays Capital
Underwriting Members: (3)	Jefferies & Co.
Underwriting Members: (4)	Morgan Keegan
Underwriting Members: (5)	Ramirez & Co., Inc.
Underwriting Members: (6)	Bank of America Merrill Lynch
Underwriting Members: (7)	Citigroup
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Goldman, Sachs & Co.
Underwriting Members: (10)	J.P. Morgan Securities LLC
Underwriting Members: (11)	Loop Capital Markets
Underwriting Members: (12)	Morgan Stanley
Underwriting Members: (13)	Raymond James & Associates, Inc.
Underwriting Members: (14)	RBC Capital Markets
Underwriting Members: (15)	Rice Financial Products Company
Underwriting Members: (16)	Roosevelt & Cross Inc.
Underwriting Members: (17)	Siebert Brandford Shank & Co., LLC
Underwriting Members: (18)	Wells Fargo Bank
Underwriting Members: (19)	BB&T Capital Markets
Underwriting Members: (20)	Lebenthal & Co., LLC
Underwriting Members: (21)	Oppenheimer & Co., Inc.
Underwriting Members: (22)	Piper Jaffray
Underwriting Members: (23)	Stifel Nicolaus